PRESS RELEASE
                         LOUISIANA CASINO CRUISES, INC.



Baton Rouge, Louisiana
February 21, 1997

Louisiana Casino Cruises, Inc. ("LCCI"), announced today that a non-binding letter of intent has been executed with holders of 40% of LCCI's common stock and all of its' preferred stock, providing for the purchase of all such interests by an affiliate of CHC International, Inc.("CHC"). CHC presently holds 59.8% of the outstanding common stock of LCCI. The purchase is subject to a number of conditions, including definitive documentation, regulatory approval and financing by CHC. CHC has undertaken in the letter of intent to pursue obtaining the requisite financing and to commence the preparation of definitive documentation. No assurance can be given that the transactions contemplated by the letter of intent will be consummated.

In connection with any financing pursuant to the letter of intent, it is likely that CHC would seek additional financing in an amount sufficient to permit the redemption of LCCI's outstanding First Mortgage Notes due 1998, although no assurance can be given that adequate financing will be obtained or that, even if obtained, any First Mortgage Notes will be redeemed.

LCCI owns and operates the Casino Rouge, the leading riverboat casino operating in Baton Rouge.